As filed with the Securities and Exchange Commission on November 14, 2014

 Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

FAIRFAX FINANCIAL HOLDINGS LIMITED
(Exact name of registrant as specified in its charter)

Canada	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

95 Wellington Street West
Suite 800
Toronto, Ontario
Canada M5J 2N7
(Address of Principal Executive Offices, including zip code)

FAIRFAX FINANCIAL HOLDINGS LIMITED
EMPLOYEE SHARE OWNERSHIP PLAN

FAIRFAX FINANCIAL HOLDINGS LIMITED
1999 RESTRICTED SHARE PLAN

(Full title of the plan)

CT Corporation System
111 Eighth Avenue, 13th Floor
New York, New York 10011
(212) 894-8700
(Name, address, and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Subordinate Voting Shares	600,000	U.S. $474.28	U.S. $284,574,000	U.S. $33,068

(1)
This registration statement on Form S-8 (this “Registration Statement”) registers an aggregate of 50,000 Subordinate Voting Shares of Fairfax Financial Holdings Limited (the “Registrant”) to be offered under the Fairfax Financial Holdings Limited Employee Share Ownership Plan  and 550,000 Subordinate Voting Shares of the Registrant to be offered pursuant to the Fairfax Financial Holdings 1999 Restricted Share Plan.  In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional Subordinate Voting Shares to be issued in connection with any stock splits, stock dividends, recapitalizations or similar transactions.

(2)
Estimated pursuant to Securities Act Rules 457(c) and 457(h) solely for the purpose of calculating the registration fee, based upon the average of the high and low prices for the Subordinate Voting Shares quoted on The Toronto Stock Exchange on November 7, 2014 and on the November 7, 2014 exchange rate of Cdn. $1.00 – U.S. $0.87668.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I of this Registration Statement is omitted from this filing in accordance with Rule 428 of the Securities Act and the “Note” to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference.

The following documents of the Registrant filed with or furnished to the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	the Registrant’s Annual Report on Form 40-F filed with the Commission on March 10, 2014;

(b)
the Registrant’s Current Reports on Form 6-K furnished to the Commission on March 10, 2014 (related to the management proxy circular), May 1, 2014, July 31, 2014 (related to the second quarter financial results) and October 30, 2014; and

(c)
the description of the Registrant’s securities contained in the Registrant’s Registration Statement on Form 8-A (Commission File No. 1-31556) filed with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on December 5, 2002, including any other amendment or report filed for the purpose of updating such description.

All reports and other documents subsequently filed or furnished by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Under the Canada Business Corporations Act (the “CBCA”), a corporation may indemnify a present or former director or officer of such corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity, and the corporation may advance moneys to the individual for the costs, charges and expenses of any such proceeding. The corporation may not indemnify the individual, and any advance must be repaid by the individual, unless the individual acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation’s request and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful. Such indemnification and advances may be made in connection with a derivative action only with court approval. Such individual is entitled to indemnification from the corporation as a matter of right in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of a civil, criminal, administrative, investigative or other proceeding to which the individual is subject by reason of being or having been a director or officer of the corporation or other entity as described above, if the individual was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and if the individual fulfils the conditions set forth above.

                In accordance with and subject to the CBCA, the by-laws of the Registrant provide that the Registrant shall indemnify a director or officer of the Registrant, a former director or officer of the Registrant, or a person who acts or acted at the Registrant’s request as a director or officer of a body corporate of which the Registrant is or was a shareholder or creditor, and his or her heirs and legal representatives, to the extent permitted by the CBCA, as set forth above.

The Registrant maintains directors’ and officers’ liability insurance which insures the directors and officers of the Registrant and its subsidiaries against certain losses resulting from any wrongful act committed in their official capacities for which they become obligated to pay to the extent permitted by applicable law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See the attached Exhibit Index, which is incorporated herein by reference.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada on November 14, 2014.

FAIRFAX FINANCIAL HOLDINGS LIMITED

By:	/s/ Eric P. Salsberg
	Name:	Eric P. Salsberg
	Title:	Vice President, Corporate Affairs

POWER OF ATTORNEY

                Each person whose signature appears below constitutes and appoints each of  V. Prem Watsa, Eric P. Salsberg and Paul Rivett his true and lawful attorney-in-fact and agent, each acting alone, his true and lawful attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by or on behalf of the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ V. Prem Watsa	Chairman, Chief Executive Officer and Director	November 14, 2014
V. Prem Watsa	(Principal Executive Officer)

/s/ David Bonham	Vice President and Chief Financial Officer	November 14, 2014
David Bonham	(Principal Financial Officer and Principal Accounting Officer)

/s/ Anthony F. Griffiths	Director	November 14, 2014
Anthony F. Griffiths

/s/ Robert J. Gunn	Director	November 14, 2014
Robert J. Gunn

/s/ Alan D. Horn	Director	November 14, 2014
Alan D. Horn

/s/ John R. V. Palmer	Director	November 14, 2014
John R.V. Palmer

Director
Timothy R. Price

Director
Brandon W. Sweitzer

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act, the Authorized Representative has signed this Form S-8 Registration Statement, solely in its capacity as the duly authorized representative of Fairfax Financial Holdings Limited in the United States, in the Province of Ontario, Canada, on November 14, 2014.

FAIRFAX FINANCIAL HOLDINGS LIMITED

By:	/s/ Eric P. Salsberg
	Name:	Eric P. Salsberg
	Title:	Vice President, Corporate Affairs

EXHIBIT INDEX

Exhibit No.	Description

4.1
Certificate of Continuance of the Registrant (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-8, filed with the Commission on November 10, 1997 (File No. 333-7924)).  Also see Exhibit 4.2 hereto.

4.2
Certificates of Amendment of the Registrant (incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-8, filed with the Commission on March 26, 2010 (File No. 333-165730))

4.3
By-law No. 16 of the Registrant adopted by the Registrant’s Board of Directors on March 29, 1991 and confirmed by the Registrant’s shareholders on May 8, 1991 (incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-8, filed with the Commission on November 10, 1997 (File No. 333-7924)).

23.1	Consent of PricewaterhouseCoopers LLP, independent auditors*

24.1	Power of Attorney (included in this Registration Statement under “Signatures”)*

99.1	Fairfax Financial Holdings Limited Employee Share Ownership Plan*

99.2	Fairfax Financial Holdings 1999 Restricted Share Plan*

* Filed herewith.